Exhibit 99.1

NEWS RELEASE

For Immediate Release	OTCQX: SHWZ

SCHWAZZE CLOSES ACQUISITION OF

COLORADO CULTIVATION GROWER BROW 2, LLC

Additional Indoor Grow Acquisition Increases Cultivation Capacity

Company Continues to Execute Growth Strategy Through Acquisitions

DENVER, CO – February 16, 2022 – Schwazze, (OTCQX:SHWZ) ("Schwazze" or the “Company"), announced today that it has closed the transaction to acquire the assets of Brow 2, LLC, located in Denver, Colorado. The planned transaction includes a 37,000 square foot building and equipment designed for indoor cultivation. This transaction continues Schwazze’s aggressive expansion in Colorado and will enhance the Company’s cultivation capabilities, providing product directly to its dispensaries. The consideration for the acquisition was $6.7 million and was paid in cash at closing.

“This is another step in building operational depth and capabilities in Colorado for Schwazze. This acquisition will add a talented team of growers, high-quality indoor flower cultivation capacity, new strain genetics, and another profitable asset to our platform. The new facility will supply our growing network of dispensaries and customers with a broad assortment of high-quality indoor flower,” said Justin Dye, Schwazze’s CEO.

Corporate Update

Late in 2021, Schwazze announced a transformational $95 million raise with institutional investors and individuals, allowing the Company to expedite its aggressive expansion plans and become a regional MSO with operations in Colorado and New Mexico. The Company’s differentiated strategy is to build a leadership position in retail and operational depth within its operating areas.

Since December 2021, Schwazze has completed five acquisitions adding a total of 15 cannabis dispensaries, including Smoking Gun (December 2021); Drift (February 2022); Emerald Fields (February 2022); and the ten Greenleaf New Mexico dispensaries (February 2022). See Figure #1, outlining Schwazze’s dispensary assets.

Since July 2021, the Company has acquired a total of six cultivation facilities, two in Colorado including, SCG Holding LLC (July 2021); and Brow 2 LLC (February 2022) - and four licensed in New Mexico (February 2022). The Greenleaf New Mexico acquisition also added a manufacturing asset, Elemental Kitchen & Laboratories, LLC to the Company’s Purplebee’s manufacturing plant in Colorado.

The Company continues to evaluate merger and acquisition transactions that meet our strategic screening criteria.

About Schwazze

Schwazze (OTCQX: SHWZ) is building a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico and will continue to take its operating system to other states where it can develop a differentiated regional leadership position.  Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition. Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices. Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc.

Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth.

Figure #1

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “plan,” “will,” “may,”, “predicts,” or similar words. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; (v) difficulties in securing regulatory approval to market our products and product candidates; (vi) our ability to successfully execute our growth strategy in Colorado and outside the state, (vii) our ability to consummate the acquisition described in this press release or to identify and consummate future acquisitions that meet our criteria, (viii) our ability to successfully integrate acquired businesses and realize synergies therefrom, (ix) the ongoing COVID-19 pandemic, (x) the timing and extent of governmental stimulus programs, (xi) the uncertainty in the application of federal, state and local laws to our business, and any changes in such laws, and (x) out ability to satisfy the closing conditions for the private finding described in this press release. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors Joanne Jobin Investor Relations Joanne.jobin@schwazze.com 647 964 0292	Media Julie Suntrup, Schwazze Vice President | Marketing & Merchandising julie.suntrup@schwazze.com 303 371 0387